Exhibit 99.1

July 24, 2013

Contact:

Ramsey Hamadi, SEVP and Chief Financial Officer

336-369-0900

NEWBRIDGE REPORTS INCREASED EARNINGS

FOR THE SECOND QUARTER OF 2013

GREENSBORO, N.C. – NewBridge Bancorp (Nasdaq: NBBC) today reported a sharp increase in earnings for the quarter ended June 30, 2013 over the quarter ended June 30, 2012. Net income available to common shareholders for the second quarter of 2013 totaled $10.9 million, compared to $192,000 reported in the second quarter of 2012. Earnings per diluted common share were $0.38, an increase from $0.01 per share a year ago. For the six-month period ended June 30, 2013, net income available to common shareholders totaled $14.9 million, compared to $1.0 million reported for the six-month period ended June 30, 2012. Earnings per diluted common share were $0.51, an increase of $0.45 from the $0.06 per share reported a year ago. The three- and six-month periods ended June 30, 2013 benefitted from a $6.6 million income tax benefit associated with the reversal of a previously recorded valuation allowance against the Company’s deferred tax asset.

“Our second quarter results show significantly improved earnings, enhanced asset quality, strong organic loan growth and the retirement of a substantial portion of the Company’s TARP obligation,” said Pressley A. Ridgill, President and Chief Executive Officer of NewBridge.

Second Quarter 2013 Highlights

•	Net income for the quarter ended June 30, 2013 was $11.6 million, an increase of $10.7 million over second quarter ended June 30, 2012. Net income for six months was $16.4 million, an increase of $13.9 million from the prior year.

>	Net interest income declined $913,000, or 5.6%, for the quarter and $2.0 million, or 6.2%, for the year.

>	Provision for credit losses declined $1.3 million, or 56.1%, for the quarter and $3.8 million, or 65.3%, for the year.

>	Noninterest income increased $3.8 million, or 378.3%, for the quarter and $5.6 million, or 140.1%, for the year.

>	Noninterest expense increased $435,000, or 3.2%, for the quarter and $979,000, or 3.6%, for the year.

•	Asset quality continued to improve.

>	Nonperforming assets declined $8.4 million, or 31.3%, from December 31, 2012.

>	Nonperforming assets to total assets declined to 1.06% from 1.56% at December 31, 2012.

•	Core retained loans increased 10.6% on an annualized basis compared to December 31, 2012.

>	Core retained loans increased $38.8 million for the quarter, or 13.8% annualized.

>	Loan production offices in the Raleigh and Charlotte markets accounted for approximately 50% of the current year’s loan growth.

•	Net interest margin declined 19 basis points to 3.97% for the quarter compared to the same period a year ago.

>	Core deposits (excluding time deposits) for the first six months increased $46.2 million, or 9.3% annualized.

>	Deposit costs declined to 0.26% for the quarter, down 20 basis points compared to the same period a year ago.

>	Loan yields declined 32 basis points to 4.67% for the quarter compared to the same period a year ago.

•	Capital levels remain high following the partial redemption of preferred shares and retirement of the warrant.

>	Company redeemed $37.4 million of preferred stock, reducing future preferred dividends by 71.4%.

>	Dilutive warrant issued to the Treasury under the TARP program was repurchased at a price of $7.8 million.

>	Tier 1 risk-based capital was 12.22% at June 30, 2013.

>	Leverage capital was 10.04% at June 30, 2013.

>	Total capital was 13.50% at June 30, 2013.

•	In June 2013, the Company announced the signing of a definitive agreement to acquire Security Savings Bank, SSB.

Net Interest Income

Net interest income shrank $913,000 to $15.4 million for the quarter ending June 30, 2013 compared to the quarter ending June 30, 2012. For the six-month period, net interest income declined $2.0 million to $30.5 million compared to the six-month period ended June 30, 2012. The reductions were due primarily to compression of the net interest margin, which declined 19 basis points to 3.97% for the three-month period and 21 basis points to 3.94% for the six-month period compared to the prior year. For the three-month period, liability costs fell 18 basis points; however, earning asset yields fell 37 basis points. The Bank’s investment portfolio experienced the greatest decline. Investment yields were 3.21% for the 2013 second quarter, a reduction of 63 basis points compared to the same period a year ago, due to the sustained low interest rate environment. The net interest margin increased five basis points from 3.92% in the 2013 first quarter to 3.97% for the 2013 second quarter due to a higher yield on loans from improved asset quality and a reduced reliance on the lower yielding investment portfolio.

Noninterest Income

Noninterest income totaled $4.8 million during the second quarter, a $3.8 million improvement over the prior year’s second quarter. In the most recent quarter, the Company had $70,000 of gains from sales of investment securities and $611,000 in gains from sales of other real estate owned (“OREO”), compared to a loss of $3.0 million a year ago. For the six-month period, the Company had noninterest income of $9.6 million, compared to $4.0 million a year ago. For the current year, sales of investment securities resulted in gains of $278,000, compared to no gain or loss a year ago, and gains on sales of OREO totaled $736,000, compared to a loss of $4.0 million a year ago. Retail banking revenue increased $228,000 for the three-month period and $399,000 for the year.

Noninterest Expense & Taxes

Noninterest expense totaled $14.2 million for the second quarter and $28.3 million for the six-month period. Compared to the prior year, noninterest expense increased $435,000, or 3.2%, for the quarter and $979,000, or 3.6%, year to date. The increases in expense were due primarily to growth in compensation expense related to the hiring of commercial lenders in the Raleigh and Charlotte markets and the addition of key lending personnel in the Triad market. In the 2013 second quarter, the Company reversed $8,371,000 of the valuation allowance previously established against its deferred tax asset as management determined it was more likely than not that the Company would be able to fully utilize the assets associated with previous net operating losses. A key factor in the decision was the Company’s financial performance since the completion of the Company’s asset disposition plan in 2012.

Balance Sheet

Total assets increased $18.0 million for the quarter and $21.4 million for the year to $1.73 billion at June 30, 2013. Loans held for investment increased 2.5% for the quarter but was offset by declines in investment securities and cash and cash equivalents. For the quarter, total deposits increased $12.5 million to $1.4 billion, while core deposits, excluding time deposits, increased $32.8 million, or 3.2%, and totaled 76.5% of total deposits at June 30, 2013. Tangible common equity decreased $1.7 million for the quarter but increased $58.7 million for the year. This change in equity was due primarily to $14.8 million of retained earnings and the addition of $56.3 million of common equity for the year from the conversion of preferred stock, which were partially offset by a $7.8 million reduction in equity from the repurchase of the TARP warrant and a $5.2 million decline in accumulated other comprehensive income.

Core Retained Loan Growth

For the first six months of 2013, core retained loans increased $58.2 million, an annualized growth rate of 10.6%. Likewise, for the trailing twelve months, core retained loans increased $109.5 million, a 10.4% growth rate. Total loans including classified loans increased $44.3 million for the six months ended June 30, 2013. In 2012, the Company aggressively purged adversely classified loans (loans that were either problem loans or potential problem loans) while simultaneously investing in growing performing loans. Opening the Raleigh and Charlotte loan production offices and investing further in the Piedmont Triad were important strategic decisions that are beginning to result in increased earning assets. Approximately 50% of this year’s loan growth has occurred in the new markets in Raleigh and Charlotte.

	2013	2012	2012
	Second	Fourth	Second
	Quarter	Quarter	Quarter
Core Retained Loan Growth
(dollars in thousands)
Loans held for investment	$1,199,711	$1,155,421	$1,162,630
Less classified loans	33,918	47,858	106,353
Core retained loans	$1,165,793	$1,107,563	$1,056,277

Core retained loan growth:
Trailing twelve months	$109,516
	10.4%
Six months year to date annualized	$117,425
	10.6%

Asset Quality

In the second quarter of 2013, asset quality continued to improve. Nonperforming assets as a percentage of total assets declined to 1.06% from 1.56% at December 31, 2012. Nonperforming loans totaled $13.8 million and OREO was $4.5 million at June 30, 2013. The allowance for credit losses was $26.4 million at June 30, 2013, or 190.8% of nonperforming loans, compared to $26.6 million, or 124.7%, at December 31, 2012. Total classified assets, which includes nonperforming assets and other potential problem assets, totaled $38.4 million, or 20.6% of total Bank capital, at June 30, 2013. Classified assets totaled 30.5% of total Bank capital at December 31, 2012.

Outlook

We anticipate continued asset growth in the remainder of 2013. We also believe that the Company’s prior three quarters are indicators of our future core earnings potential. For the remainder of 2013, the Company expects to have a more normalized tax expense. The low interest rate environment and intense competition for quality loans remain as our key challenges. Consequently, margin pressure is likely to continue. We intend to meet these challenges by growing the loan portfolio, remaining disciplined with our cost controls and continuing to maximize fee income opportunities. We will consider growth through acquisitions that are consistent with our disciplined strategic vision and present realistic opportunities for quality earnings enhancement. In June 2013, the Bank announced a definitive agreement to acquire Security Savings Bank, SSB, headquartered in Southport, North Carolina.  This acquisition, which is subject to regulatory approval, will expand the Bank’s coastal North Carolina presence with six offices in Brunswick County.  We anticipate the merger will be consummated in the third quarter.

Use of Non-GAAP Measures

Tangible common shareholders’ equity percentages have become a focus of some investors. Because tangible common shareholders’ equity is not formally defined by GAAP, this measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently. Since analysts and banking regulators may assess our capital adequacy using tangible common shareholders’ equity, management believes that it is useful to provide investors with the ability to assess the Company’s capital adequacy on the same basis.

About NewBridge Bancorp

NewBridge Bancorp is the bank holding company for NewBridge Bank, a full service, state-chartered community bank headquartered in Greensboro, North Carolina. The stock of NewBridge Bancorp trades on the NASDAQ Global Select Market under the symbol “NBBC.”

NewBridge Bank is the largest community bank headquartered in the 12-county Piedmont Triad Region of North Carolina and one of the largest community banks in the state. NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management and mortgage banking. NewBridge Bank has assets of approximately $1.7 billion with 30 branches throughout North Carolina.

Disclosures About Forward Looking Statements

The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

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FINANCIAL SUMMARY

	Three Months Ended June 30		Six Months Ended June 30

	2013	2012	2013	2012
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans	$13,740	$14,581	$27,166	$29,503
Investment securities	2,960	3,733	5,951	7,318
Other	6	5	13	20
Total interest income	16,706	18,319	33,130	36,841
Interest expense:
Deposits	722	1,385	1,510	3,129
Borrowings from the FHLB	244	269	497	528
Other	330	342	656	689
Total interest expense	1,296	1,996	2,663	4,346
Net interest income	15,410	16,323	30,467	32,495
Provision for credit losses	1,037	2,360	2,016	5,803
Net interest income after provision for credit losses	14,373	13,963	28,451	26,692
Noninterest income:
Retail banking	2,553	2,325	4,978	4,579
Mortgage banking services	487	553	1,045	1,116
Wealth management services	608	561	1,250	1,155
Gain on sale of investment securities	70	-	278	-
Writedowns and gain (loss) on sale of real estate
acquired in settlement of loans, net	611	(2,976)	736	(3,984)
Bank-owned life insurance	330	378	790	845
Other	167	168	547	298
Total noninterest income	4,826	1,009	9,624	4,009
Noninterest expense:
Personnel	7,508	7,226	15,335	14,287
Occupancy	1,024	1,024	2,039	2,028
Furniture and equipment	852	885	1,670	1,663
Technology and data processing	1,053	1,015	2,039	2,035
Legal and professional	755	690	1,428	1,361
FDIC insurance	432	441	885	882
Real estate acquired in settlement of loans	138	205	299	523
Other	2,412	2,253	4,624	4,561
Total noninterest expense	14,174	13,739	28,319	27,340
Income before income taxes	5,025	1,233	9,756	3,361
Income tax (benefit) expense	(6,601)	312	(6,601)	929
Net income	11,626	921	16,357	2,432
Dividends and accretion on preferred stock	(679)	(729)	(1,408)	(1,459)
Net income available to common shareholders	$10,947	$192	$14,949	$973
Net income per share - basic	$0.38	$0.01	$0.60	$0.06
Net income per share - diluted	$0.38	$0.01	$0.51	$0.06

FINANCIAL SUMMARY

	2013		2012
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
Period-End Balance Sheet
(Dollars in thousands)
Assets
Loans held for sale	$5,908	$2,439	$9,464	$7,074	$5,741
Loans held for investment	1,199,711	1,169,887	1,155,421	1,168,747	1,162,630
Allowance for credit losses	(26,395)	(26,067)	(26,630)	(35,016)	(25,231)
Net loans held for investment	1,173,316	1,143,820	1,128,791	1,133,731	1,137,399
Investment securities	378,011	398,382	393,815	387,376	388,968
Other earning assets	2,109	11,752	9,006	10,646	35,936
Non-earning assets	170,751	155,686	167,631	175,082	180,392
Total Assets	$1,730,095	$1,712,079	$1,708,707	$1,713,909	$1,748,436

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$225,089	$214,642	$206,023	$184,942	$192,066
Savings deposits	49,008	47,050	44,450	44,990	45,371
NOW accounts	425,129	425,307	424,720	429,792	431,390
Money market accounts	345,482	324,864	323,326	350,189	374,217
Time deposits	320,759	341,091	333,974	379,823	406,153
Total deposits	1,365,467	1,352,954	1,332,493	1,389,736	1,449,197
Total borrowings	185,074	138,774	159,774	163,974	110,774
Other liabilities	18,856	20,393	20,426	20,834	18,914
Shareholders' equity	160,698	199,958	196,014	139,365	169,551
Total Liabilities and Shareholders' Equity	$1,730,095	$1,712,079	$1,708,707	$1,713,909	$1,748,436

ASSET QUALITY DATA

(Dollars in thousands)
Total nonperforming loans	$13,832	$19,414	$21,360	$27,694	$34,680
Other real estate owned	4,508	4,781	5,355	10,465	24,491
Total nonperforming assets	$18,340	$24,195	$26,715	$38,159	$59,171

Loans identified as impaired	$10,610	$15,772	$16,400	$22,644	$32,955
Other nonperforming loans	3,222	3,642	4,960	5,050	1,725
Total nonperforming loans	13,832	19,414	21,360	27,694	34,680
Performing classified loans	20,086	23,521	26,498	46,842	71,673
Total classified loans	$33,918	$42,935	$47,858	$74,536	$106,353
Other real estate owned	4,508	4,781	5,355	10,465	24,491
Total classified assets	$38,426	$47,716	$53,213	$85,001	$130,844
Classified percentage	20.56%	26.59%	30.53%	48.10%	63.24%
Tier 1 capital (Bank) and reserves	$186,892	$179,428	$174,320	$176,729	$206,901

Net chargeoffs	709	1,542	9,595	19,096	5,047
Allowance for credit losses	26,395	26,067	26,630	35,016	25,231
Allowance for credit losses to loans held for investment	2.20%	2.23%	2.30%	3.00%	2.17%
Nonperforming loans to loans held for investment	1.15	1.66	1.85	2.37	2.98
Nonperforming assets to total assets	1.06	1.41	1.56	2.23	3.38
Nonperforming loans to total assets	0.80	1.13	1.25	1.62	1.98
Net chargeoff percentage (annualized)	0.24	0.54	3.26	6.52	1.73
Allowance for credit losses to nonperforming loans	190.83	134.27	124.67	126.44	72.75

INVESTMENT PORTFOLIO

(Dollars in thousands)	As of June 30, 2013
		Gross	Gross	Estimated	Average		Average
	Amortized Cost	Unrealized gain	Unrealized loss	Fair value	Yield (%)		Duration (years)
US Agency*	$76,847	$-	$(2,736)	$74,111	2.08%		7.60
Agency mortgage backed securities	17,270	1,495	-	18,765	5.27		2.39
Collateralized mortgage obligations	8,345	239	-	8,584	5.63		2.26
Commercial mortgage backed securities	39,786	1,114	(132)	40,768	3.33		3.70
Covered bonds	49,918	3,052	(265)	52,705	3.49		3.35
Corporate bonds	145,750	3,406	(489)	148,667	3.52		3.84
Municipal obligations*	18,081	163	(309)	17,935	6.28	**	7.55
Federal Home Loan Bank stock	8,272	-	-	8,272
Other	7,672	687	(155)	8,204
Total	$371,941	$10,156	$(4,086)	$378,011	3.47	**	4.63

*	Includes held-to-maturity securities carried at cost with no gains or losses shown in the table above
**	Fully taxable equivalent basis

COMMON STOCK DATA

	2013		2012
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter

Market value:
End of period	$5.99	$5.89	$4.63	$4.84	$4.38
High	6.41	6.48	4.95	5.00	4.94
Low	5.55	4.50	3.92	3.74	3.88
Book value	5.12	5.19	5.58	5.56	7.48
Tangible book value	5.02	5.09	5.38	5.35	7.27
Average shares outstanding	28,461,665	21,055,250	15,655,868	15,655,868	15,655,868
Average diluted shares outstanding	29,139,456	29,699,040	20,978,610	15,655,868	16,465,346

OTHER DATA

	Three Months Ended June 30		Six Months Ended June 30

	2013	2012	2013	2012

Tangible common equity	$142,987	$113,742	$142,987	$113,742
Return on average assets	2.74%	0.21%	1.94%	0.28%
Return on average equity	25.15	2.20	17.25	2.92
Net yield on earning assets	3.97	4.16	3.94	4.15
Average loans to assets	69.37	67.44	69.01	68.02
Average loans to deposits	87.04	82.75	87.21	83.06
Average noninterest-bearing deposits
to total deposits	16.38	14.21	16.03	13.56
Average equity to assets	10.89	9.67	11.23	9.62
Total capital as a percentage of total risk weighted assets	13.50	14.73	13.50	14.73
Tangible common equity as a percentage
of tangible assets	8.28	6.52	8.28	6.52
Tangible common equity as a percentage
of total risk weighted assets	10.44	8.33	10.44	8.33

ANALYSIS OF YIELDS AND RATES

	Three Months Ended June 30, 2013			Three Months Ended June 30, 2012
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,180,844	$13,740	4.67%	$1,176,015	$14,581	4.99%
Investment securities	380,109	3,050	3.21%	398,541	3,825	3.84%
Other earning assets	6,317	6	0.38%	12,033	5	0.17%
Total Earning Assets	1,567,270	16,796	4.30%	1,586,589	18,411	4.67%
Non-Earning Assets	134,981			157,153
Total Assets	$1,702,251	16,796		$1,743,742	18,411

Interest-Bearing Liabilities
Deposits	$1,134,479	722	0.26%	$1,219,190	1,385	0.46%
Borrowings	141,839	574	1.62%	134,787	611	1.82%
Total Interest-Bearing Liabilities	1,276,318	1,296	0.41%	1,353,977	1,996	0.59%
Noninterest-bearing deposits	222,243			201,997
Other liabilities	18,271			19,154
Shareholders' equity	185,419			168,614
Total Liabilities and
Shareholders' Equity	$1,702,251	1,296		$1,743,742	1,996
Net Interest Income		$15,500			$16,415
Net Interest Margin			3.97%			4.16%
Interest Rate Spread			3.89%			4.07%

	Six Months Ended June 30, 2013			Six Months Ended June 30, 2012
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,174,877	$27,166	4.66%	$1,183,528	$29,503	5.01%
Investment securities	384,304	6,141	3.20%	380,653	7,506	3.94%
Other earning assets	9,143	13	0.29%	18,005	20	0.22%
Total Earning Assets	1,568,324	33,320	4.28%	1,582,186	37,029	4.71%
Non-Earning Assets	134,112			157,776
Total Assets	$1,702,436	33,320		$1,739,962	37,029

Interest-Bearing Liabilities
Deposits	$1,131,317	1,510	0.27%	$1,231,711	3,129	0.51%
Borrowings	144,689	1,153	1.61%	127,798	1,217	1.92%
Total Interest-Bearing Liabilities	1,276,006	2,663	0.42%	1,359,509	4,346	0.64%
Noninterest-bearing deposits	215,918			193,172
Other liabilities	19,307			19,841
Shareholders' equity	191,205			167,440
Total Liabilities and
Shareholders' Equity	$1,702,436	2,663		$1,739,962	4,346
Net Interest Income		$30,657			$32,683
Net Interest Margin			3.94%			4.15%
Interest Rate Spread			3.86%			4.06%